Exhibit 3.3
Certificate of Conversion
For
Florida Profit Corporation
Into
“Other Business Entity”

This Certificate of Conversion is submitted to convert the following Florida Profit Corporation into an “Other Business Entity” in accordance with s. 607.1113, Florida Statutes.

1.	The name of the Florida Profit Corporation converting into the “Other Business Entity” is “Puda Coal, Inc.”

2.	The name of the “Other Business Entity” is “Puda Coal, Inc.”

3.	The “Other Business Entity” is a corporation incorporated under the laws of Delaware.

4.
The above referenced Florida Profit Corporation has converted into an “Other Business Entity” in compliance with Chapter 607, F.S., and the conversion complies with the applicable laws governing the “Other Business Entity.”

5.	The plan of conversion was approved by the converting Florida Profit Corporation in accordance with Chapter 607, F.S.

6.	This conversion was effective under the laws governing the “Other Business Entity” as of the date set forth below.

7.	This conversion shall be effective in Florida as of the date set forth below.

8.	The “Other Business Entity’s” principal office address, if any:

426 Xuefu Street
Taiyuan, Shanxi Province
The People’s Republic of China

9.
The “Other Business Entity” is an out-of-state entity not registered to transact business in Florida and appoints the Florida Secretary of State as its agent for service of process in a proceeding to enforce obligations of the converting Florida profit corporation, including any appraisal rights of shareholders of the converting Florida profit corporation under ss. 607.1301-607.1333, F.S.

10.	The “Other Business Entity” has agreed to pay any shareholders having appraisal rights the amount to which they are entitled under ss. 607-1301-607.1333, F.S.

[Signature Page Follows]

Signed this ____day of __________, 2009.

By:

Name:	Qiong Wu

Title:	Chief Financial Officer

 [Signature Page to Florida Certificate of Conversion]